Media Contacts:
James Hart	Todd Smith
Affinion Group	Affinion Group
(203) 956-8746	(615) 764-2598
jhart@affinion.com	todd.smith@affinion.com

Affinion Group Announces Management Changes

NORWALK, Conn., Nov. 24, 2008 – Affinion Group, Inc. (“Affinion” or “the Company”), a leading global affinity marketer of value-added membership, insurance and package enhancement programs and services to consumers, today announced that Tom Williams, the Company’s Chief Financial Officer, will be leaving the Company after a suitable transition period.

Mr. Williams, who has served as CFO since January 2007, is leaving to pursue another opportunity but is expected to remain with the Company for a transition period during the completion and certification of the Form 10-K for the fiscal year ending December 31, 2008. Todd Siegel, Affinion’s Executive Vice President and General Counsel since 2005, has been appointed to succeed Mr. Williams as Affinion’s Chief Financial Officer.

“Tom joined the Company during a very critical time in our transition toward becoming a successful standalone entity,” said Nathaniel J. Lipman, President and CEO of Affinion Group. “His experience helped to ensure that we enhanced our financial strength, while also meeting important milestones at the same time, such as achieving full Sarbanes-Oxley compliance ahead of our original schedule. We wish him well in all future endeavors.”

“As announced in our third quarter earnings report, Affinion delivered record performance on both the top line and in trailing twelve-month Adjusted EBITDA,” said Mr. Williams. “I’m pleased to have been a part of Affinion during this period, and to have contributed toward the achievement of these great accomplishments. I am looking forward to finding an opportunity that affords me new challenges, new opportunities to contribute and an enhanced work-life balance.”

Mr. Siegel has been with Affinion since 1999 and was previously employed by Ernst & Young as a Certified Public Accountant, and by the law firm Skadden, Arps, Slate, Meagher and Flom in its mergers and acquisitions and corporate finance practice. In addition to his responsibilities as General Counsel, Mr. Siegel has also been responsible for the Company’s corporate strategy and development, as well as mergers and acquisitions.

“I believe Affinion, as the leader in its industry, has assembled a world-class financial and operational management team,” said Mr. Siegel. “I’m eager to accept the new responsibilities in the role of CFO, and I am prepared to guide this organization as we collectively look to further our success.”

Mr. Siegel will continue in his role as General Counsel until a replacement is named.

About Affinion

As a global leader with nearly 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing valuable loyalty, membership, checking account, insurance and other compelling products and services. Leveraging its expertise in product development and targeted marketing, Affinion helps generate significant incremental revenue for more than 5,300 affinity partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,300 employees throughout the United States and in 10 countries across Europe, and markets in 14 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified. For more company and investor information visit http://www.affinion.com.

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